JOINT VENTURE AGREEMENT

Joint Venture Agreement (“Agreement”), made on this 24th day of January, 2017 by and between EARTH SCIENCE TECH, INC., a corporation of the State of Florida (“EST”) and KARMAVORE SUPERFOODS, a corporation of Montreal, Quebec, Canada.

The parties have created a Joint Venture to market chocolate products produced by KARMAVORE and incorporating the CBD supplied by EST and to utilize the sales personnel of EST therefor. Set forth below are the particulars of their agreement.

1. The purpose of this Joint Venture, as recited above, is the marketing of chocolate products manufactured by KARMAVORE and incorporating CBD supplied by EST and the promotion of mutual business accordingly.

2. No capital shall be required and thus neither party is expected or intended to furnish capital to the venture as such. Nor shall it be necessary to establish a separate bank account or the equivalent for this venture. KARMAVORE shall contribute its skill and expertise in the manufacture of comestible chocolate products specially suited to a healthy diet and EST shall contribute enhanced CBD for use as an ingredient therein as well as sales personnel to market the CBD-enhanced chocolate products.

3. The essence of the venture, commercially, shall be as follows:

EST sales representatives will promote the chocolate products made and marketed by KARMAVORE. KARMAVORE will, in such connection, furnish all necessary data and information regarding its products, including price guidelines and literature reasonably necessary for a meaningful sales effort.

KARMAVORE will manufacture chocolate products incorporating CBD. All CBD will be purchased exclusively from EST at prevailing prices. All such CBD shall be the enriched product generally advertised and marketed by EST.

KARMAVORE will feature and display the EST logo on all products containing CBD and on all advertising and promotional modalities in a form approved by EST and consistent with the mutual best interests of the parties and their industry status.

KARMAVORE will pay the representatives of EST a commission of 20% on all sales of KARMAVORE products effected by them. Reconciliation and payment shall occur on a bi-weekly basis.

Each party will have a page on their home website recognizing the other and directing consumers to the other's products. Each party shall pre-approve the contents of such page which shall in all events be decorous, appropriate and consistent with standards for such material. The information reflected regarding EST shall not fail to include reference to its status as a publicly traded company and the general nature of its business.

4. The venture itself shall not nor is it intended to have profits in its own right. The parties' benefits shall be derived from the sale of its CBD-enhanced chocolate products on the part of KARMAVORE and from the supplying of CBD on the part of EST as well as the commission payable by KARMAVORE to its employees and agents.

5. Each party hereto shall be responsible for its own costs and expenses as a general matter. Should the exigencies of business require special expenditures with a mutual element the parties shall specifically agree on any division thereof and be responsible accordingly and respectively.

6. This agreement shall not constitute either party hereto the general agent of the other for any purpose or under any circumstances and neither shall have the power or authority to bind the other to any contract or commitment save as may be specifically set forth herein; and neither shall purport or attempt to bind the other contrary to this paragraph.

7. This agreement shall continue in effect for one year and shall be regarded as automatically renewed and extended from year to year unless either party shall notify the other, in writing, at least 60 days prior to the end of a term, of an intention to cancel, in which event the agreement shall terminate once final accounts are settled. Such termination shall have no effect on the labeling provisions hereof.

8. The addresses of the respective parties for any notices in connection with this agreement are as follows:

EARTH SCIENCE TECH, INC.
2929 E. Commercial Blvd., Ste. 205
Ft. Lauderdale, Florida 33308

Cc to:   STEVEN WARM, ESQUIRE
14250 SW 4TH Place, Ste. R-4
Newberry, Florida 32669

KARMAVORE SUPERFOODS
4855 Cote St. Luc Road, Ste. 101
Montreal, Quebec
H3W 2H5
Canada

9. This is the entire agreement between the parties and shall not be subject to modification except by a subsequent writing duly signed by the party sought to be bound. No oral undertakings alleged to have occurred shall be binding if not set forth in writing and signed.

10. If either party shall regard the other to be in breach of this agreement it shall give notice of the particulars of the alleged breach and what is deemed required to cure same and provide 30 days for the effecting of such cure if such breach is of a nature that is curable. If such a breach has occurred and notice thereof furnished but is not cured, the aggrieved party shall be entitled terminate this agreement forthwith and seek any legal remedies available to it. In any legal action the prevailing party shall be entitled to claim and recover its reasonable attorney's fees.

11. This agreement is made pursuant to and shall be governed by and construed pursuant to the laws of the State of Florida in the United States of America. Venue of any action arising hereunder shall be in the State of Federal courts of Florida.

12. It is understood that this agreement contemplates the production and sale of food products and both parties agree to comply in all respects with any statutes, laws, rules and regulations of relevant governmental authorities with respect to the preparation and sale of such products.

Date:	EARTH SCIENCE TECH, INC.

BY: NICKOLAS TABRAUE
President

Date:	KARMAVORE SUPERFOODS

BY: BRIAN MILLER